Exhibit 10.1
1140 Avenida Acaso, Camarillo CA 93012
Tel: (805) 389-3499 Fax: (805) 384-0963
Direct (805) 384-0106 E-mail: phil@kreido.com
Purchase Order #:          13331
Purchase Order

Company: Certified Technical Services, L.P.	Date: May 21, 2007

Address (City, State and Zip):	P.O. Box 1635, Pasadena, TX 77501
Phone: 713477-0404	Fax : 713-477-5813

E-Mail Address: mdelamore@certifiedway.com
Contact Name: Mike Delamore
Delivery Date: TBD
Location (if other than above) : TBD

Item
No.	Qty	Part No.	Description	Unit Price	Total
1	1		Reference Proposal FB1070-A Rev 1 Attached	$5,890,058.00	$5,890,058.00
			Payment Schedule Attached
			Attached Kreido Purchase Terms and Conditions dated May 1, 2007 apply
			This order supersedes and replaces Interim PO 13219

			Payment Terms otherwise Net 30 days: see attached	Subtotal	$5,890,058.00
				Tax
				Total	$5,890,058.00

Accepted by:	Date:

Special Instructions:

Drawings Provided: (Yes/ No) If Yes, Describe:

Kreido Authorization:	Date:	May 22, 2007

PURCHASE ORDER TERMS AND CONDITIONS
KREIDO BIOFUELS INC. (“PURCHASER”) AGREES TO PURCHASE FROM SELLER THE ITEMS SET FORTH ON THE FACE OF THIS PURCHASE ORDER UPON THE FOLLOWING TERMS AND CONDITIONS:
1. ACCEPTANCE OF THIS PURCHASE ORDER IS LIMITED TO THE TERMS HEREOF. Changes or cancellation of this Purchase Order may be made only by a revised order signed by an authorized representative of Purchaser.
2. DEFINITIONS: “Seller” means the entity furnishing any goods pursuant to this Purchase Order, including that entity’s employees, agents, subcontractors, and parent, subsidiary and affiliated entities. “Items” means any and all goods or materials provided by Seller pursuant to this Purchase Order.
3. PAYMENT: Purchaser’s payment obligations shall be net thirty (30) day following its receipt of the Items or of an invoice from Seller, whichever is later, unless specified otherwise on the lace of this Purchase Order. The price specified in the Purchase Order includes all applicable federal, state and local taxes (unless otherwise specified) and includes the cost of delivery of all items to the Purchaser’s receiving dock at 1140 Avenida Acaso, Camarillo, CA 93012, freight, insurance, and cartage prepaid unless specified otherwise on the face of this Purchase Order.
4. TIME OF DELIVERY. Time is of the essence for the performance of all of Seller’s obligations and duties under this Purchase Order. Seller shall give Purchaser notice of any prospective failure to ship Items in time to meet the specified delivery. If only a portion of Items is available for shipment to meet the specified delivery dates. Seller shall ship the available Items unless directed by Purchaser to reschedule shipment. In that event, Seller shall pay any additional shipping charges caused by the additional shipments. Failure by Seller to meet specified delivery dates shall constitute a material breach of this Purchase Order. In the event of such a breach, Purchaser may, at its option, take one or more of the following actions: (a) extend the time for delivery (b) cancel this Purchase Order in whole or in part, or (c) require Seller to ship all or part of the Items by air transportation or other expedient means acceptable to Purchaser. In the latter event, Seller shall pay for any resulting increase in the cost of freight incurred over that which would have been incurred by the method of transportation specified in this Purchase Order. Seller shall also be liable to Purchaser for Purchaser’s actual and consequential damages caused by Seller’s late delivery or short delivery of any Items.
5. QUANTITIES: Seller shall furnish the specific quantity of the Items called for in this Purchase Order. Except as specified elsewhere in this Purchase Order or by prior written agreement signed by Purchaser, no variation in these quantities shall be accepted. Purchaser may return excess quantities at Seller’s expense.
6. PACKAGING AND SHIPPING INSTRUCTIONS. Seller shall preserve, package, handle, and pack the Items so as to protect the Items from loss or damage, in conformance with good commercial practice. Purchaser specifications, government regulations, and other applicable requirements. Seller shall be responsible for any loss or damage due to its failure to properly preserve, package, handle, or pack the Items: Purchaser shall not be required to assert any claims for such loss or damage against the common carrier involved. Each shipping container and all intermediate containers must be marked to show Purchaser’s Purchase Order number, Purchaser’s part number, and quantity. A packing list showing this information must be included in each shipment, and the container that has the packing list shall be labeled on the exterior “Packing List Enclosed.”
7. WARRANTIES. Seller warrants and certifies that: (a) the Items shall conform to the design criteria, specifications, operational requirements, quality requirements, drawings, samples, or other descriptions furnished or specified by Purchaser or furnished by Seller and accepted by Purchaser: (b) all Items shall be merchantable, of good workmanship, and free from defects: (c) unless otherwise specified herein, all Items and the components thereof are new and have not been previously used: (d) the Items are fit for use for their ordinary intended purposes as well as any special purpose specified by Purchaser, (e) and all Items and the sale thereof do not, and the use of the same for their ordinary intended purposes as well as any special purpose specified will not constitute infringement or contributory infringement of any patent, or infringement of any copyright of trademark, or violation of any trade secret: and (f) Seller has good title to the Items free from all liens, encumbrances, or other claims against title. These warranties shall survive any inspection, delivery, acceptance or payment by Purchaser for the Items and are in addition to, and shall not be construed as restricting or limiting any warranties of Seller, express or implied or that exist by operation of law. These warranties shall be effective for a minimum of 12 months after equipment or part purchased is put into service, or 18 months after receipt at the designated shipping location.
8. NON-CONFORMING ITEMS. All Items shall be subject to inspection and testing by Purchaser at Seller’s plant and at destination. Notwithstanding any test or inspection at Seller’s plant, all Items will be subject to final acceptance at final destination. If any Item is defective or otherwise not in conformity with the requirements of this Purchase Order, Purchaser, at its option, may: (i) return that Item to Seller, at Seller’s risk, for credit and Seller shall pay Purchaser for all packing, handling and transportation expenses: or (ii) demand that Seller pay it promptly for expenses incurred in remedying the detective or nonconforming Items: or (iii) demand that Seller, upon notification from Purchaser, expeditiously replace any defective or rejected Item, at Seller’s expense. Seller agrees that it shall comply with any demand made by Purchaser hereunder. Purchaser may offset against Seller’s account expenses incurred to remedy any defective or rejected Item and all handling and transportation expenses incurred with respect to those Items. Payment of any Item shall not be deemed an acceptance of that Item or a waiver of any right to test or inspect that Item.
9. INFRINGEMENT OF INTELLECTUAL PROPERTY. Seller shall defend, indemnity, and hold harmless Purchaser and its affiliates, subsidiaries, assigns, subcontractors, and customers from and against all claims, losses, demands, fees, damages, liabilities, costs, expenses, obligations, causes of action, suits, or injuries, of any kind or nature, arising from (i) any actual or claimed infringement of patents, trademarks, service marks, trade secrets, mask work rights, or copyrights with respect to Goods and Services, except to the extent that the infringement arises solely and directly out of compliance with Purchaser’s written specifications, or (ii) Seller’s failure to comply with the requirements of the last sentence of this paragraph. Without limiting the generality of the foregoing, if the use by Purchaser or its affiliates, subsidiaries, assigns, subcontractors, or customers of any Item is enjoined (“Infringing Product”), Seller shall at its expense use its best efforts to procure the right to continue using the Infringing Product If Seller is unable to do so, Seller shall at its expense (i) replace the

Infringing Product with a non-infringing product, (ii) modify the Infringing Product to be non-infringing, or (iii) if unable to replace or modify the Infringing Product, refund in full all costs paid by Purchaser for the Infringing Product. Seller shall remove from all items rejected, returned or not purchased by Purchaser. Purchaser’s name and any of Purchaser’s trademarks, tradenames, insignia, part numbers, symbols, or decorative designs, prior to any other sale, use, or disposition of such Items by Seller.
10. PURCHASER’S PROPERTY. Any and all technical information or data, ideas, designs, sketches, drawings, blueprints, patterns, dies, models, molds, tools, jogs, fixtures, plates, cuts, special appliances and materials furnished or paid for by Purchaser, or developed by Seller, in connection with this Purchase Order (“Technical Data”) shall be and remain the property of the Purchaser. Purchaser shall have the right to enter Seller’s premises and remove such Technical Data at any time without being guilty of trespass or liable for damages or expenses of any kind. All such Technical Data shall be used only in performance of work under this Purchase Order, unless Purchaser consents otherwise in writing. Seller shall prominently mark all Technical Data as property of Purchaser. Seller shall also mark all Technical Data with corresponding drawing number. Seller shall similarly list all Technical Data on invoices, and they shall be at Seller’s risk and shall be replaced by Seller if lost, damaged, or destroyed. They shall be maintained in good condition, at Seller’s expense, and kept insured by Seller, with loss payable to Purchaser. Sell shall, without limitation as to time, indemnify and save Purchaser harmless from all claims which may be asserted against said property, including, without limitation, mechanic’s liens or claims arising under Workmen’s Compensation or occupational injury laws, and from all claims from injury to persons or property arising out of or related to such items or their performance under this Purchase Order. All information disclosed to Seller by Purchaser shall be deemed proprietary and will be protected by Seller in the same manner Seller protects its own proprietary information.
11. DATA — WITHHOLDING OF PAYMENT. If Technical Data (as defined previously in this Purchase Order) or any part thereof, is not delivered within the time specified in this Purchase Order or is deficient (including having restrictive markings not specifically authorized by the Purchase Order). Purchaser may, until such Technical Data is delivered or deficiencies are corrected, withhold payment to the Seller. Additionally, Seller will return all drawings, prints, etc., that our ownership of Purchaser, Manuals — Seller shall furnish three (3) copies of parts, lists, descriptive literature, cross-section drawings, exchanger gasket drawings, operating and maintenance manuals, data sheets, and recommended spare parts list, including individual parts cost, material identification, and delivery time. This information should be supplied within 30 days after placement of the order. If the Seller furnishes parts by another manufacturer, the original manufacturer’s part identification, and related manuals, as well as the Sellers identification, should be shown.
12. ASSIGNMENT: Seller shall not delegate any duties, nor assign any rights or claims under this Purchase Order, or for breach thereof, without the prior written consent of Purchaser, and any attempted delegation or assignment shall be void. Ali claims for monies due or to become due from Purchaser shall be subject to deduction by Purchaser for any setoff or counterclaim arising out of this or any other of Purchaser’s orders with Seller, whether the setoff or counterclaim arose before or after any attempted assignment by Seller.
13. LEGAL COMPLIANCE: Seller at all times shall comply with all applicable federal, state, municipal and local laws, orders and regulations relating in any way to the production, manufacture, sale and delivery of the Items, including but not limited to those affecting or limiting prices, production purchase, sale and use of materials.

14. CONFIDENTIAL INFORMATION: Any knowledge or information that Seller may disclose to Purchaser shall not be deemed to be confidential or proprietary information and is acquired by Purchaser free from any restriction as part of the consideration for this Purchase Order. Except as required by the express terms of this Purchase Order, Seller shall not use or disclose any confidential information of Purchaser that is obtained from Purchaser or otherwise prepared or discovered “Confidential information” includes, without limitation, Technical Data (as curlier defined), all information designated by Purchaser as confidential, all information or data concerning Purchaser’s products (including the discovery, invention, research, improvement. development, manufacture or sale thereof) or general business operations (including costs. forecasts, profits, pricing methods, and processes), information obtained through access to any information systems (e.g. computers, networks, voice mail. etc.) and any information which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential. Any knowledge, specifications, drawings, blueprints, samples, models, or information that Purchaser discloses to Seller is also deemed confidential, proprietary information of Purchaser. Material made in accordance with Purchaser’s specifications and drawings, and any other information (including denial or confirmation) relative to the Items or to this Purchase Order, shall not be furnished or quoted to any person or entity without Purchaser’s prior written consent. All spoiled or defective materials or products which contain any confidential information, trade secret or patented device shall be subject to disposition by Purchaser and returned to Purchaser upon demand. Seller shall deliver to Purchaser, at Sellers expense, any and all Confidential Information at the earlier of the termination of this Purchase Order or when Seller no longer has any need or use of the Confidential Information in order to accomplish its duties under this Purchase Order.
15. PROOF OF PAYMENT: Seller shall furnish affidavits and instruments certifying that payment has been made for all labor materials and services furnished by outside providers used in the performance or tiling of this Purchase Order, as well as all releases and indemnities required at the time for payment, and written guaranties with respect to the labor, materials and services supplied by Seller. These documents shall be in such form and substance as may be required by or from Purchaser.
16. ACCEPTANCE: By Seller’s signature on the front of this Purchase Order, Seller signifies its acceptance of this Purchase order and its agreement to comply fully with these terms and conditions. NONE OF SELLERS TERMS AND CONDITIONS CONTAINED ANY QUOTATION, ACKNOWLEDMENT, INVOICE, OR INSTRUMENT ACKNOWLEDGING ITS ACCEPTANCE OF THIS PURCHASE ORDER SHALL APPLY. Seller may not ship under reservation.
17. MODIFICATIONS: This Purchase Order constitutes the complete and exclusive agreement between Purchaser and Seller relating to the subject matter of this Purchase Order and supersedes and replaces all other agreements, understandings, representations, and promises. There can be no modification, amendment or recession of this Purchase Order without the written agreement of Purchaser and Seller. Purchaser reserves the right and Seller agrees to accept reasonable changes to this Purchase Order, including but not limited to changes as to quantities, packing, testing, destinations, specifications, designs and delivery schedules but those changes will be authorized only by Purchaser in writing. Nothing by Purchaser shall be deemed to be a waiver of any provision of this Purchase Order unless such waiver is in writing. Furthermore, no waiver by Purchaser of any breach of this Purchase Order by Seller or of any other matter shall constitute a waiver of any other branch or of any other matter.
18. TERMINATION FOR CONVENIENCE:
a. The Purchaser may terminate the performance of work under this Purchase Order in whole, or from time to time in part, whenever the Purchaser shall determine that such termination is in the best interest of the Purchaser. Any such termination shall be effected by delivery to the Seller of a Notice or Termination specifying the extent to which performance of work under the Purchase Order is terminated and the date upon which such termination becomes effective.
b. After receipt of a Notice of Termination and except as otherwise directed by the Purchaser, theSeller shall:
1) Stop work under the Purchase Order on the date and to the extent specified in the Notice of Termination:
2) Place no further orders or subcontracts for materials, services or facilities, except as may be necessary for completion of such portion of the work under the Purchase Order as is not terminated:
3) Terminate all orders and subcontracts to the extent that they relate to the performance of work terminated by the Notice of Termination.
4) Assign to Purchaser in the manner at the times and to the extent directed by the Purchaser, all of the rights, title, and interest of the Seller under the orders and subcontracts so terminated. In which case Purchaser shall have the right, in its discretion, to settle or pay any or all claims arising out of the termination of such orders and subcontracts:
5) Settle all outstanding liabilities and claims arising out of such termination of orders and subcontract with the approval or ratification of The Purchaser, to the extent he may require which approval or ratification shall be final for all the purposes of this Clause:
6) Transfer title and deliver to Purchaser, in the manner, at the times and to the extent, if any directed by the Purchaser (A) the fabricated or unfabricated parts, work in process, completed work, supplies and other material produced as part of or acquired in connection with the performance of the work terminated by the notice of Termination, and (B] the completed or partially completed plans, drawings, information, and other property which, if the Purchase Order had been completed, would have been required to be furnished to Purchaser:

7) Use his best efforts to sell, in the manner, at The times to the extent, and at the price or prices directed or authorized by the Purchaser, any property of the types referred to in 6) above: provided however, that the Seller (A) shall not be required to extend credit -co any purchasers and (B) may acquire any such property under the conditions prescribed by and at a price or prices approved by the Purchaser: and provided further that the proceeds of any such transfer of disposition shall be applied in reduction of any payments to be made by Purchaser to the Seller under this Purchase Order or shall otherwise be credited to the price or cost of the work covered by the Purchase Order or paid in such other manner as the Purchaser may direct;
8) Complete performance of such part of the work as shall not have been terminated by the Notice of Termination; and
9) Take such action as may be necessary, or as the Purchaser may direct. for the protection and preservation of the property related to this Purchase Order which is in the possession of the Seller and in which Purchaser has or may acquire an interest. The Seller shall submit to the Purchaser a list certified as to quantity and quality of any or all items of termination inventory riot previously disposed of exclusive of items the disposition of which has been directed or authorized by the Purchaser, and may request Purchaser to remove such items or enter into a storage agreement covering them. Not later than fifteen (15) days thereafter. Purchaser will accept title to such items and remove them or enter into a storage agreement covering the same. Not later than fifteen (15) days thereafter, Purchaser will accept title to such items and remove them or enter into a storage agreement covering the same: provided that the list submitted shall be Subject to verification by the Purchaser upon removal of the items or if the items are stored, within forty-five (45) days from the date of submission of the list, and any necessary adjustment to correct the list as Submitted shall be made prior to final settlement
c. After receipt of a Notice of Termination, the Seller shall submit to the Purchaser his termination claim in the form and with certification prescribed by the Purchaser. Such claim shall be submitted promptly but in no event not later than thirty (30) days from the effective date of termination.
d. Subject to the provisions of subparagraph c., the Seller and the Purchaser may agree upon the whole or any part of the amount or amounts to be paid to the Seller by reason of the total of partial termination of work pursuant to this Clause, which amount or amounts may include a reasonable allowance for profit on work done but not including any anticipated profits: provided that such agreed amount or amounts exclusive of settlement costs, shall not exceed that total contract price as reduced by the amount of payments otherwise made and as further reduced by the Purchase Order price of work not terminated. The Purchase Order shall be amended accordingly and the Seller shall be paid the agreed amount.
e. IN NO EVENT SHALL PURCHASER BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR COSTS OF ANY KIND, NO MATTER HOW THEY ARE CAUSED. NOR IS PURCHASER

LIABLE FOR ANY DAMAGES OR LIABILITIES IN EXCESS OF THE PRICE OF ANY SINGLE COMPONENT, WHICH IS THE SUBJECT OF ANY CLAIM, OR THE AMOUNT OF THIS AGREEMENT, WHICHEVER IS LESS.
19. GOVERNING LAW. “This contract is made in Ventura County. California and shall be construed in accordance with and governed by the laws of the State of California. In the event of any lawsuit or arbitration to enforce, interpret, or relating to this Purchase Order. Seller consents to personal jurisdiction in California, and the parties agree that venue of any such proceeding shall be in Ventura County, California and expressly waive any right which they might have for venue and jurisdiction to lie elsewhere.
20. BREACH AND REMEDIES. If Seller breaches any provision of this Order, Purchaser may except as otherwise prohibited by United States Bankruptcy laws, terminate the whole or any part of this Purchase Order, unless Seller cures the breach within ten work days after receipt of Purchaser’s notice of breach. For purposes of this section, the term “breach” shall include without limitation, any (i) proceeding whether voluntary or involuntary, in bankruptcy or insolvency by or against Seller, (ii) appointment, with or without Seller’s consent, of a receiver or an assignee for the benefit of creditors, (iii) failure to provide Purchaser upon request. with reasonable assurances of performance, (iv) Seller’s failure to deliver any Item as scheduled, (v) Seller’s failure to replace or correct a defective Item in accordance with the terms hereof, or (vi) any other failure by Seller to comply with any term or condition of this Purchase Order. In the event that Purchaser terminates this Purchase Order in whole or in part as provided in this section. Purchaser may procure, upon such terms and in such manner as Purchaser reasonably deems appropriate, products similar to the Items. Seller shall reimburse Purchaser upon demand for all additional costs incurred by Purchaser in purchasing such similar products. Any remedies specified in this Purchase Order are cumulative and additional to any other remedies provided in law or equity. HOWEVER, IN NO EVENT SHALL PURCHASER BE LIABLE TO SELLER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. All of the terms of this Purchase Order are material terms and no waiver of or exception to any of the terms, conditions or provisions contained in the Purchase Order shall be valid unless specifically agreed to in writing by Purchaser.
21. ARBITRATION. Any controversies or disputes arising out of or relating to this Purchase Order shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Purchase Order. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators shall in turn select a third arbitrator. The arbitration shall take place in Ventura County, California.
All documents, materials, and information in the possession of each party that are in any way relevant to the claims(s) or disputes) shall be made available to the other party for review, inspection and copying no later than sixty (60) days after the notice of arbitration is served.
The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add, or subtract from any provision of this Purchase Order. The arbitrator(s) shall have the power to issue mandatory orders, restraining orders, and injunctions in connection with the arbitration. The award entered by the arbitrator(s) shall be final and binding upon the parties and judgment may be entered thereon in any court of competent jurisdiction. During the course of any arbitration proceeding, Seller shall continue to perform its obligations to Purchaser under this Purchase Order.

22. SEVERABILITY. The invalidity in whole or in part of any provision of this Purchase Order shall not affect the validity of any other provisions. Furthermore, if a court or arbitrator finds or concludes that any provision of this Purchase Order is invalid, then the court or arbitrator shall, to the extent possible, enforce the provision to the maximum extent permitted by law so as to give the maximum effect to the apparent intent of the provision.
23. ATTORNEY’S FEES AND DAMAGES. In the event that either party files suit or initiates an arbitration to enforce or interpret this Purchase Order or any of its provisions, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses (including expert witness fees) in addition to all other damages and remedies to which it may be entitled. However notwithstanding anything in this Purchase Order to the contrary, Purchaser shall not be liable to Seller for punitive, exemplary, additional, or multiplied damages for any reason whatsoever. Seller hereby expressly waives any claim which it might have to such damages.